Amendment
To The
Business Consultant Agreement

This Amendment (the “Amendment”), entered into effective the 21st day of December 2007, is to the Business Consultant Agreement entered into on August 1, 2005, as renewed on February 6, 2006, and continued on a month-to-month basis thereafter (the “Agreement”), by and between White Mountain Titanium Corporation (“WMTC”) and Crosby Enterprises, Inc., a Washington corporation (“CE”).

RECITALS:

A. WMTC is intent on retaining senior management, including Mr. Crosby, the owner of CE, through providing competitive compensation; and

B. Mr. Crosby has been engaged to provide key services for the ongoing operation of WMTC at compensation levels below that of persons in similar corporate circumstances; and

C. Mr. Crosby has expressed concern in the event of a corporate takeover that he be compensated in a manner which would take into account the prior reduced compensation; and

D. A change of control could result in the termination of the Agreement which would cause a material detrimental effect on the economic and noneconomic incentives of Mr. Crosby to remain with WMTC; and

E.  In addition to the loss of cash and bonus compensation existing under the Agreement, Mr. Crosby’s job security could be threatened, as well as career advancement commensurate with seniority and skills, marketability, professional respect, and satisfaction of working at a respected company; and

F. WMTC believes that providing compensation which accounts for a potential change of control would assure Mr. Crosby that he would be fairly compensated in such event and permit him to focus his entire attention on the business needs of WMTC; and

G. Section 4.2 of the Agreement grants to the parties the right to amend the Agreement.

NOW, THEREFORE, for additional consideration of the parties, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree as follows:

1. Section 5 is added to the Agreement to read as follows:

Termination Upon Change of Control

In the event of termination upon a change of control of WMTC, the following provisions shall apply:

(a) “Termination Upon Change of Control” means:

(i) any termination of the employment of CE by WMTC without cause during the period commencing on or after the date that WMTC first publicly announces a definitive agreement that would result in a Change of Control (as defined below), even though still subject to approval by WMTC’s stockholders and other conditions and contingencies; or

(ii) any resignation by CE based on a diminution of responsibilities where (1) such diminution of responsibilities occurs during the period commencing on or after the date that WMTC first publicly announces a definitive agreement that would result in a Change of Control (as defined below), even though still subject to approval by WMTC’s stockholders and other conditions and contingencies, and ending on the date which is twelve (12) months following the Change of Control, and (2) such resignation occurs within one-hundred and twenty (120) days following such diminution of responsibilities.

(b) The term “Termination Upon Change of Control” shall not include any other termination, including a termination of CE (i) by WMTC for cause; (ii) by WMTC as a result of the disability of party; (iii) as a result of the death of the party; or (iv) as a result of the voluntary termination of employment by the party for reasons other than a diminution of responsibilities.

(c) “Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of WMTC under an employee benefit plan of WMTC, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of WMTC representing 30% or more of (A) the outstanding shares of common stock of WMTC or (B) the combined voting power of WMTC’s then-outstanding securities;

(ii) WMTC is party to a merger or consolidation, or series of related transactions, which results in the voting securities of WMTC outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of WMTC or such surviving or other entity outstanding immediately after such merger or consolidation;

(iii) the sale or disposition of all or substantially all of WMTC’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv) there occurs a change in the composition of the Board of Directors of WMTC within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors;

(v) the dissolution or liquidation of WMTC; or

(vi) any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(d) In the event of termination upon a Change of Control, CE shall receive the following compensation: (i) immediate payment of a severance amount equal to three times the highest annual base cash compensation paid CE; (ii) the immediate vesting of any outstanding unvested options, warrants, or other convertible instruments; (iii) the pro rata amount of any bonuses for which CE is eligible; (iv) the extension of the exercise period of any options, warrants, or other convertible instrument for at least six months following such termination.

2. Except as amended hereby, the Agreement shall continue to be, and shall remain, in full force and effect. Except as provided herein, this Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Agreement or (ii) to prejudice any right or rights which the parties may now have or may have in the future under or in connection with the Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

3. The terms of the Agreement are incorporated herein by reference and shall form a part of this Amendment as if set forth herein in their entirety.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the respective day and year set forth below.

White Mountain Titanium Corporation

Date: January 10, 2008	By	/s/ Michael P. Kurtanjek
Michael Kurtanjek, President

Crosby Enterprises, Inc.

Date: January 10, 2008	By	/s/ Howard M. Crosby
Howard M. Crosby, President